Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Weave Communications, Inc. of our report dated July 20, 2021, except for the effects of disclosing disaggregation of revenue information discussed in Note 3 and net loss per share information discussed in Note 15 to the consolidated financial statements, as to which the date is August 20, 2021, relating to the financial statements of Weave Communications, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah
October 18, 2021
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